UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2016

Resolute Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800, Denver, CO

(Address of principal executive offices)

80203

(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

Purchase and Sale Agreements

On July 7, 2016, Resolute Natural Resources Southwest, LLC (“Resolute Southwest”), a wholly owned subsidiary of Resolute Energy Corporation (the “Corporation”), entered into a definitive Purchase and Sale Agreement (the “Mustang Agreement”) with an undisclosed Permian Basin midstream company (the “Buyer”) pursuant to which Resolute Southwest and an existing minority interest holder (collectively, the “Sellers”) will sell certain gas gathering and produced water handling and disposal systems owned by them in the Mustang project area in Reeves County, Texas.  The assets will be purchased by the Buyer for a cash payment of $35 million, plus certain earn-out payments tied to field drilling activity in the Mustang area through 2020 that will deliver gas and produced water into the system (discussed below in the section titled “Earn-out Agreement”).  Resolute Southwest will be entitled to receive $17.85 million of the initial payment under the Mustang Agreement.

On July 7, 2016, Resolute Southwest also entered into a definitive Purchase and Sale Agreement (the “Appaloosa Agreement”) with Buyer, pursuant to which Resolute Southwest will sell certain gas gathering and produced water handling and disposal systems owned by Resolute Southwest in the Appaloosa project area in Reeves County, Texas.  The assets will be purchased by the Buyer for a cash payment of $15 million, plus certain earn-out payments tied to field drilling activity in the Appaloosa area through 2020 that will deliver gas and produced water into the system (discussed below in the section titled “Earn-out Agreement”).  As there is no minority interest owner on Resolute Southwest’s assets in the Appaloosa area, Resolute Southwest will be entitled to receive the full amount of the initial payment under the Appaloosa Agreement.

The Mustang Agreement and the Appaloosa Agreement contain representations, warranties and covenants customary in agreements of this nature.  The transactions under both agreements are cross-conditioned and expected to close on or about August 1, 2016, subject to customary closing conditions, including Hart-Scott-Rodino clearance.  Upon execution, the Buyer delivered a purchase price deposit under both agreements of $3.0 million.

Following closing of the transactions contemplated by the agreements, the Buyer will provide gas gathering services and water gathering and disposal services for all current and future gas and water produced by Resolute Southwest and its partner in the Mustang and Appaloosa areas in exchange for a customary fee based on the volume of gas and water produced and delivered.  Resolute Southwest and its partner have agreed to dedicate and deliver all gas and water produced from their acreage within the Mustang and Appaloosa areas to the Buyer for gathering, compression and disposal services for a term of fifteen years.

Earn-out Agreement

On July 7, 2016, in connection with the Appaloosa Agreement and the Mustang Agreement, the Sellers and the Buyer entered into a definitive Earn-out Agreement (the “Earn-out Agreement”), pursuant to which the Sellers will be entitled to receive certain earn-out payments based on drilling and completion activity in the Appaloosa and Mustang areas through 2020 that will deliver gas and produced water into the system.  Earn-out payments for each qualifying well will vary depending on the lateral length of the well and the year in which the well is drilled and completed.  Aggregate earn-out payments for all wells drilled and completed in the Appaloosa and Mustang areas over the term of the Earn-out Agreement are capped at $60 million (gross).  Earn-out payments for Appaloosa area wells will be paid entirely to Resolute Southwest and payments for Mustang area wells will be allocated 60% to Resolute Southwest and 40% to its partner.  In addition to the initial payments described above under the Appaloosa Agreement and

Mustang Agreement, at closing Resolute Southwest will receive approximately $2.3 million in earn-out payments for wells previously completed as part of its 2016 drilling program.

Item 7.01 Regulation FD Disclosure

On July 8, 2016, the Company issued a press release announcing the material agreements described above under Item 1.01 and providing updates with respect to certain operational matters.  The press release is furnished herewith as Exhibit 99.1.  The press release information presented herein under Item 7.01 shall be deemed “furnished” and not “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press Release dated July 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2016	RESOLUTE ENERGY CORPORATION

	By:	/s/ James M. Piccone
James M. Piccone
President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 8, 2016.

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